Exhibit 8.1

[LETTERHEAD OF SIMPSON THACHER & BARTLETT LLP]

June 26, 2019

CorePoint Lodging Inc.

125 East John Carpenter Freeway, Suite 1650

Irving, Texas 75062

We have acted as U.S. federal tax counsel to CorePoint Lodging Inc., a Maryland corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of the offer and sale from time to time of up to 17,586,538 shares of common stock, $0.01 par value per share, of the Company, by certain stockholders of the Company named under the caption “Selling Stockholders” in the form of prospectus contained in the Registration Statement (the “Prospectus”).

We have examined (i) the Registration Statement (including the Prospectus) and (ii) the officer’s certificate, dated as of the date hereof, provided to us by the Company (the “Officer’s Certificate”). In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

CorePoint Lodging Inc.	June 26, 2019

In rendering the opinions set forth below, we have also assumed the accuracy of the representations contained in the Officer’s Certificate. These representations generally relate to the operation and classification of the Company as a real estate investment trust (a “REIT”), as defined in Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes. For purposes of rendering such opinion, we have also assumed that the Company has been organized and operated and will continue to be organized and operated in the manner described in the Officer’s Certificate, the Registration Statement and the applicable organizational documents of the Company, and that all terms and provisions of such documents have been and will continue to be complied with. We have not made an independent investigation of the facts set forth in the Officer’s Certificate.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

Commencing with the Company’s taxable year ended December 31, 2018, the Company has been organized in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes and the Company’s actual and proposed method of operation has enabled and will continue to enable it to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes.

2.

The statements made in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations”, insofar as they purport to constitute summaries of certain provisions of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of such matters in all material respects.

The opinions set forth above are based upon the Code, the Treasury Regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment referred to herein to be materially different from that described above. Future changes in the Company’s method of operation different from the proposed method of operation could likewise cause the tax treatment

CorePoint Lodging Inc.	June 26, 2019

referred to herein to be materially different from that described above. Our opinion is not binding upon either the Internal Revenue Service (the “IRS”) or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court. Qualification of the Company as a REIT for U.S. federal income tax purposes will depend upon the Company’s satisfaction, through actual annual operating results and other annual requirements, of the various qualification tests contained in the Code and related Treasury Regulations. We do not undertake to monitor whether the Company will, in fact, through actual annual operating results and other annual requirements, satisfy the various qualification tests for the taxable year ending December 31, 2019, or any subsequent taxable years. Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the tests necessary to qualify as or to be taxed as a REIT for U.S. federal income tax purposes.

We do not express any opinion herein concerning any law other than U.S. federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP